March 1, 2017

Michael Ogburn

c/o IX Biotechnology, Inc.

18622 MacArthur Boulevard

Suite #200

Irvine, California 92612

Re:       Acceptance of Appointment to Board of Directors

Acceptance of Appointment as CEO and CFO

Dear Mr. Ogburn:

Pursuant to the Action by Consent in Writing in Lieu of a Meeting of the Board of Directors for American Housing Income Trust, Inc. dated February 24, 2017 (the “Consents”), the Board of Directors nominated and appointed you to serve as Chairman of the Board of Directors for American Housing Income Trust, Inc. (“AHIT”), and as its Chief Executive Officer/President and Chief Financial Officer/Treasurer. I have enclosed the Consents herein for your review.

By executing this correspondence on the subsequent page, you are agreeing to comply with the duties of such an appointment under all applicable common laws, statutory laws, and rules and regulations of the United States Securities and Exchange Commission in serving as Chairman of the Board, and as the primary executive and financial officer of AHIT. Furthermore, you are agreeing to perform your services consistent with the Bylaws of AHIT.

Upon your execution of this correspondence and conditions to closing the related Stock Exchange Agreement, as set forth in the Consents, and following ten days after our submission of the Company-Related Action Notification Form with the Financial Industry Regulatory Authority, or FINRA, (a) my resignation as Chief Executive Officer/President and Chief Financial Officer/Treasurer shall become official, (b) the creation of the Real Estate Committee, as set forth in the Consents shall be considered formally established, and (c) your appointment as Chairman of the Board, and Chief Executive Officer/President and Chief Financial Officer/Treasurer shall be deemed effective immediately.

Thank you and we look forward to working with you.

Very truly yours,

AMERICAN HOUSING INCOME TRUST, INC.

/s/ Sean Zarinegar

Sean Zarinegar

APPROVED AND ACCEPTED:

/s/ Michael Ogburn

Michael Ogburn

cc:        Anthony R. Paesano, Esq.

Board of Directors

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